Exhibit 99.2

News Release

MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz	Steve Lackey	One Mellon Center
(412) 234-0850	(412) 234-5601	Pittsburgh, PA 15258-0001
Ron Sommer	Andy Clark
(412) 236-0082	(412) 234-4633

FOR IMMEDIATE RELEASE

MELLON REPORTS SECOND QUARTER EPS OF $.42

— Results include $.04 expense for new European Headquarters,

Investment Management Fees up 15%, Institutional Trust & Custody Fees up 15% —

PITTSBURGH, July 20, 2004 - Mellon Financial Corporation (NYSE:MEL) today reported net income from continuing operations of $176 million or 42 cents per share in the second quarter of 2004. This compares to net income from continuing operations of $173 million, or 40 cents per share in the second quarter of 2003, and $244 million, or 57 cents per share, in the first quarter of 2004.

The results from the second quarter of 2004 included a $24 million pre-tax charge related to vacating 10 leased locations in London and moving into Mellon’s new European Headquarters. This charge reduced the Corporation’s earnings per share by approximately 4 cents. Excluding this charge, earnings per share from continuing operations in the second quarter of 2004 increased 15 percent over the second quarter of 2003.

The results from the first quarter of 2004 included a pre-tax gain of $93 million from the sale of approximately 35 percent of the Corporation’s indirect investment in Tokyo-based Shinsei Bank, as a result of its initial public offering. Partially offsetting the gain was a pre-tax charge of $19 million associated with a writedown of small non-strategic businesses that the Corporation intends to exit. These items added approximately 12 cents to the Corporation’s earnings per share from continuing operations in the first quarter of 2004.

“The second quarter results reflect a combination of new business wins and strong expense management, as well as an improved economic and market environment compared to the second quarter of 2003. Our management team remains focused on repositioning Human Resources & Investor Solutions. We are ahead of schedule for the $80-85 million in expense savings expected by the end of 2004. While we experienced a slight decline in the retirement business, the volume of new business wins and the sales pipeline have improved significantly in each of the past two quarters. Through the first half of 2004, Mellon’s Asset Management and Corporate & Institutional businesses combined have demonstrated 17 percent pre-tax earnings growth, and the Corporation has generated a return on equity in excess of 20 percent,” said Martin G. McGuinn, chairman and chief executive officer of Mellon Financial Corporation.

Second Quarter Highlights (comparisons are with the second quarter of 2003, unless noted otherwise).

•	Total fee revenue in the second quarter of 2004 increased 13 percent to $962 million for the Corporation and represented 89 percent of fee and net interest revenue. The increase was primarily driven by higher investment management fees ($51 million), higher institutional trust and custody fees ($17 million), higher foreign exchange revenue ($22 million), higher equity investment revenue ($27 million) and higher securities lending revenue ($2 million).

•	Assets under management totaled $679 billion at June 30, 2004, unchanged from March 31, 2004. Assets under administration or custody increased to a record level of $2.968 trillion at June 30, 2004 from $2.944 trillion at March 31, 2004.

Mellon Reports Earnings

July 20, 2004

•	Investment management fee revenue in the second quarter of 2004 was $385 million, an increase of 15 percent. The increase in investment management fees reflects improved equity markets, new business generation, higher performance fees and the favorable impact of foreign exchange rates.

•	Institutional trust and custody fee revenue in the second quarter of 2004 increased 15 percent to $133 million. The increase reflects the benefit of new business and improved market conditions. Securities lending fee revenue increased 11 percent to $24 million, and foreign exchange trading revenue increased 82 percent to $50 million.

•	Total operating expenses in the second quarter of 2004 were $828 million, an increase of 6 percent. Excluding the $24 million charge related to the expenses associated with consolidating 10 leased locations in the London market and the move to Mellon’s new European Headquarters, expenses increased by 3 percent. The growth in operating expenses is due principally to an $18 million increase in incentives related to the growth in the fee-based businesses, and higher employee benefits expense. Compared to the first quarter of 2004, total operating expenses declined by $3 million.

•	Asset Management Group – Income before taxes increased 17 percent driven by a 12 percent increase in revenue partially offset by an 9 percent increase in expenses in support of revenue growth. The increase in revenue reflects improved equity markets, new business generation, higher performance fees and the favorable impact of foreign exchange rates, partially offset by lower net interest revenue. The pretax margin was 34 percent for the second quarter of 2004, compared with 32 percent for the second quarter of 2003 and 36 percent for the first quarter of 2004.

•	Corporate & Institutional Services Group – Income before taxes increased 7 percent. Driven by new business and improved market conditions, fee revenue increased 6 percent, resulting from increased foreign exchange revenue, institutional trust and custody fees and securities lending fees, partially offset by lower human resources and investor solutions fees. Offsetting the increase in fee revenue was lower net interest revenue due to the historically low interest rate environment. Expenses declined 2 percent driven primarily by the expense reduction initiatives in the Human Resources & Investor Solutions sector. The pretax margin was 23 percent for the second quarter of 2004, compared with 22 percent for both the second quarter of 2003 and the first quarter of 2004.

•	Return on common shareholders’ equity was 19 percent for the second quarter of 2004. Excluding the $24 million pre-tax charge related to vacating 10 leased locations in London and moving into Mellon’s new European Headquarters, the return on common shareholders’ equity would have been 21 percent.

The Corporation also declared a quarterly common stock dividend of 18 cents per share. This cash dividend is payable on Friday, August 13, 2004, to shareholders of record at the close of business on Friday, July 30, 2004.

Mellon Reports Earnings

July 20, 2004

All information in this earnings release is reported on a continuing operations basis. See page 4 for summary financial data for comparable periods. Throughout this earnings release, certain measures, which are noted, exclude the $24 million London space consolidation charge recorded in the second quarter of 2004 and other items totaling a positive $74 million recorded in the first quarter of 2004. The Corporation believes these measures are useful in analyzing the financial results and trends of ongoing operations and facilitate the comparisons with other financial institutions and is the basis on which the Corporation’s management internally evaluates performance. In addition, certain amounts are presented on a fully taxable equivalent (FTE) basis. The Corporation believes that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources and is consistent with industry standards. The adjustment to an FTE basis has no impact on net income.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources and investor solutions, and treasury services. Mellon has approximately $3.6 trillion in assets under management, administration or custody, including more than $675 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

Martin G. McGuinn, chairman and chief executive officer; Steven G. Elliott, senior vice chairman; and Michael A. Bryson, chief financial officer, will host a conference call and simultaneous webcast at 2:30 p.m. EDT on Tuesday, July 20, 2004. This conference call and webcast will include forward-looking information and may include other material information. Persons wishing to access the conference call and webcast may do so by dialing (877) 420-2982 (U.S.) or (847) 619-6129 (international), or by logging on to www.mellon.com. A series of graphics related to the topics to be discussed in the conference call and webcast will be available at www.mellon.com beginning at approximately 2 p.m. EDT on July 20. Replays of the conference call and webcast will be available beginning July 20 at approximately 5 p.m. EDT until Tuesday, August 3, 2004 at 5 p.m. EDT by dialing (888) 895-5637 (U.S.) or (402) 220-3731 (international). The archived version of the conference call, webcast and related graphics will also be available at www.mellon.com for the same time period.

This earnings release contains statements relating to future results of the Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, expected expense savings, future business revenue, and the intention to exit certain small non-strategic businesses. These forward-looking statements, and other forward-looking statements contained in other public disclosures of the Corporation which make reference to the cautionary factors contained in this earnings release, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond the Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, changes in political and economic conditions; changes in the mix of assets under management; and change in the relevant benchmark to measure changes in investment management fees as well as other risks and uncertainties detailed elsewhere in this earnings release and in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2003 and in subsequent reports filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. All statements speak only as of July 20, 2004, and the Corporation undertakes no obligation to update any statement to reflect events or circumstances after July 20, 2004 or to reflect the occurrence of unanticipated events.

Note:   Detailed supplemental financial information follows.

Mellon Reports Earnings

July 20, 2004

SUMMARY DATA

Mellon Financial Corporation

	Quarter ended			Six months ended
(dollar amounts in millions, except per share amounts; common shares in thousands)	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Continuing operations (a)(b):
Diluted earnings per share	$.42	$.57	$.40	$.99	$.78
Income from continuing operations	$176	$244	$173	$420	$339
Return on equity	18.9%	26.0%	19.5%	22.4%	19.6%

Net income (c):
Diluted earnings per share	$.42	$.57	$.41	$.99	$.78
Net income	$176	$245	$175	$421	$336
Return on equity	18.9%	26.1%	19.7%	22.5%	19.4%

Noninterest revenue	$970	$1,071	$870	$2,041	$1,719
Net interest revenue	119	114	163	233	317

Total revenue	$1,089	$1,185	$1,033	$2,274	$2,036

Pre-tax operating margin (FTE) (a)	25%	31%	25%	28%	25%

Average common shares and equivalents outstanding:
Basic	419,015	421,668	431,253	420,341	431,341
Diluted	423,795	427,103	433,304	425,475	433,133

Average balances

Money market investments	$2,703	$2,986	$2,765	$2,844	$2,943
Trading account securities	268	356	761	312	787
Securities	11,647	11,013	11,655	11,330	11,697

Total money market investments and securities	14,618	14,355	15,181	14,486	15,427
Loans	7,491	7,489	7,915	7,490	8,063

Total interest-earning assets	22,109	21,844	23,096	21,976	23,490
Total assets	33,377	33,222	34,339	33,300	34,792
Deposits	19,776	19,227	19,067	19,502	20,215
Total shareholders’ equity	3,753	3,769	3,554	3,761	3,483
(a)	Second quarter 2004 results include the $24 million, or $.04 per share, charge for the consolidation and relocation of 10 leased locations in London. Excluding this charge, return on equity on a continuing operation basis would have been 20.7% and the pre-tax operating margin would have been 27%. First quarter 2004 results include the gain from the sale of approximately 35% of the Corporation’s indirect investment in Shinsei Bank and the charge associated with a writedown of small non-strategic businesses that the Corporation intends to exit. The combination of these items, which totaled $74 million pre-tax, added $.12 per share to the first quarter 2004 results. Excluding these items, return on equity on a continuing operations basis would have been 20.7% and the pre-tax operating margin would have been 27%. The return on equity on a continuing operations basis for the first six months of 2004, excluding the items mentioned above for the first and second quarters, would have been 20.7%. The Corporation believes that this supplemental information is useful in analyzing the financial results and trends of ongoing operations, facilitates the comparisons with other financial institutions and is the basis on which the Corporation’s management internally evaluates performance.
(b)	Continuing operations results for the first six months of 2003 exclude the cumulative effect of a change in accounting principle.
(c)	Net income amounts include results of discontinued operations.

Note:   Throughout this earnings release, all calculations are based on unrounded numbers. FTE denotes presentation on a fully taxable equivalent basis. Returns are annualized.

Mellon Reports Earnings

July 20, 2004

Noninterest Revenue

	Quarter ended				Six months ended
(dollar amounts in millions, unless otherwise noted)	June 30, 2004	March 31, 2004		June 30, 2003	June 30, 2004		June 30, 2003
Trust and investment fee revenue:
Investment management	$385	$405		$334	$790		$652
Human resources & investor solutions	233	233		245	466		485
Institutional trust and custody	133	133		116	266		225
Securities lending revenue	24	18		22	42		37
Total trust and investment fee revenue	775	789		717	1,564		1,399
Cash management revenue	79	78		71	157		143
Foreign exchange revenue	50	57		28	107		66
Financing-related revenue	30	35		38	65		70
Equity investment revenue	9	98		(18)	107		(15)
Other revenue	19	14		13	33		24
Total fee and other revenue	962	1,071		849	2,033		1,687
Gains on sales of securities	8	—		21	8		32
Total noninterest revenue	$970	$1,071		$870	$2,041		$1,719

Fee revenue as a percentage of fee and net interest revenue (FTE)	89%	90	% (a)	84%	90	% (a)	84%

Market value of assets under management at period-end (in billions)	$679	$679		$612
Market value of assets under administration or custody at period-end (in billions)	$2,968	$2,944		$2,510

S&P 500 Index - period-end	1141	1126		975	1141		975
S&P 500 Index - daily average	1123	1133		938	1128		900
(a)	Excluding the gain on the sale of approximately 35% of the Corporation’s indirect investment in Shinsei Bank, fee revenue as a percentage of fee and net interest revenue (FTE) would have totaled 89% in both the first quarter of 2004 and first six months of 2004.

Note:   For analytical purposes, the term “fee revenue,” as utilized throughout this earnings release, is defined as total noninterest revenue (including equity investment revenue) less gains on the sales of securities.

Fee revenue

Fee revenue of $962 million in the second quarter of 2004 increased $113 million, or 13%, from $849 million in the second quarter of 2003, primarily due to increases in trust and investment fee revenue, equity investment revenue, foreign exchange revenue and the favorable translation impact of the weaker U.S. dollar on non-U.S. revenues. The effect of foreign exchange rates accounted for $8 million of the increase in fee revenue in the second quarter of 2004 compared with the second quarter of 2003, and is primarily reflected in trust and investment fee revenue.

Fee revenue in the first quarter of 2004 included a pre-tax gain of $93 million from the sale of approximately 35% of the Corporation’s indirect investment in Shinsei Bank. This gain is included in equity investment revenue in the table above. Excluding this gain, fee revenue decreased $16 million compared to the first quarter of 2004 resulting from a $22 million seasonal decrease in performance fees (included in investment management revenue in the table above), as well as lower foreign exchange and financing-related revenue partially offset by a seasonal increase in securities lending revenue and higher other revenue. Out-of-pocket expense reimbursements

Mellon Reports Earnings

July 20, 2004

recorded as fee revenue totaled $25 million in the second quarter 2004 compared with $21 million in the first quarter 2004 and $31 million in the second quarter 2003. Client reimbursable out-of-pocket expenses are recorded as operating expenses, as discussed on page 12.

Investment management fee revenue

Changes in market value of assets under management (in billions)	Second quarter 2004	June 30, 2003 to June 30, 2004
Market value of assets under management at beginning of period	$679	$612
Net inflows (outflows) (a):
Long-term	—	20
Money market	(2)	1

Total net inflows (outflows)	(2)	21
Net market appreciation (a)(b)	—	49
Acquisitions/divestitures	2	(3)
Market value of assets under management at end of period	$679	$679
(a)	Preliminary.
(b)	Also includes the effect of changes in foreign exchange rates.

Investment management fee revenue - by business sector (in millions)	Quarter ended			Six months ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Institutional Asset Management
Institutional and private clients	$105	$105	$83	$210	$163
Performance fees	17	39	8	56	7
Mutual funds	42	39	31	81	59

Total	164	183	122	347	229
Mutual Funds
Mutual funds	129	129	130	258	262
Institutional and private clients	8	9	8	17	14

Total	137	138	138	275	276
Private Wealth Management
Private clients	75	74	65	149	130
Human Resources & Investor Solutions
Mutual funds (a)	9	10	9	19	17
Total investment management fee revenue	$385	$405	$334	$790	$652
(a)	Earned from mutual fund investments in employee benefit plans administered in this sector.

Mellon Reports Earnings

July 20, 2004

S&P 500 Index	Quarter ended			June 30, 2004 compared with
	June 30, 2004	March 31, 2004	June 30, 2003	March 31, 2004		June 30, 2003
				Index	Percentage	Index	Percentage
Period-end	1141	1126	975	15	1.3%	166	17.1%
Daily average	1123	1133	938	(10)	(0.8)%	185	19.7%

Investment management revenue in the second quarter of 2004 increased $51 million, or 15%, compared with the second quarter of 2003 and decreased $20 million, or 5% (unannualized), compared with the first quarter 2004. The increase compared with the second quarter of 2003 resulted from improved equity markets, net inflows, a $9 million increase in performance fees and the effect of foreign exchange rates. The decrease compared with the first quarter 2004 resulted from a $22 million decrease in performance fees. Performance fees are earned by investment managers when the investment performance of their products exceeds various benchmarks and tend to be highest for the Corporation in the fourth quarter, followed by the first quarter.

The largest category of investment management fees is from mutual funds. Managed mutual fund fees totaled $180 million in the second quarter of 2004, an increase of $10 million, or 6%, compared with the second quarter of 2003 and an increase of $2 million, or less than 1%, compared with the first quarter of 2004. The increase compared with the second quarter of 2003 primarily resulted from the positive effect of improved equity markets which more than offset the effect of a lower average level of managed money market and bond and fixed income funds.

Managed mutual funds fee revenue (a)	Quarter ended			Six months ended
(in millions)	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Equity funds	$79	$74	$55	$153	$106
Money market funds	59	58	68	117	141
Bond and fixed-income funds	31	34	39	65	74
Nonproprietary	11	12	8	23	17
Total managed mutual funds	$180	$178	$170	$358	$338
(a)	Net of mutual fund fees waived and fund expense reimbursements of $11 million, $10 million, $10 million, $21 million and $20 million, respectively.

Mutual fund management fees are based upon the daily average net assets of each fund. The average net assets of proprietary mutual funds managed decreased $5 billion in the second quarter of 2004 compared with the second quarter of 2003 primarily resulting from outflows of institutional money market funds partially offset by equity market appreciation.

Average assets of proprietary mutual funds	Quarter ended
(in billions)	June 30, 2004	March 31, 2004	June 30, 2003
Equity funds	$51	$48	$37
Money market funds	96	96	112
Bond and fixed-income funds	23	25	26
Total average proprietary mutual fund assets managed	$170	$169	$175

Mellon Reports Earnings

July 20, 2004

As shown in the following table, the market value of assets under management was $679 billion at June 30, 2004, a $67 billion, or 11%, increase from $612 billion at June 30, 2003, and unchanged from March 31, 2004. The $679 billion of assets managed were comprised as follows: 36% equities; 22% money market; 21% fixed-income; 12% securities lending cash collateral; and 9% overlay and global fixed-income products.

Market value of assets under management at period-end
(in billions)	June 30, 2004	March 31, 2004	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003
Mutual funds managed:
Equity funds	$52	$49	$47	$41	$38
Money market funds	94	96	99	105	117
Bond and fixed-income funds	23	24	25	26	27
Nonproprietary	30	31	26	24	21
Total mutual funds managed	199	200	197	196	203
Institutional and private client assets under management (a)	480	479	460	429	409
Total market value of assets under management	$679	$679	$657	$625	$612

S&P 500 Index - period-end	1141	1126	1112	996	975
S&P 500 Index - daily average	1123	1133	1056	1000	938
(a)	Includes assets managed at Pareto Partners of $41 billion, $40 billion, $40 billion, $37 billion and $35 billion, respectively. The Corporation has a 30% equity interest in Pareto Partners, which is accounted for under the equity method of accounting.

Human resources & investor solutions (HR&IS) fee revenue

HR&IS fee revenue generated from consulting, outsourcing and investor services totaled $233 million in the second quarter of 2004, a decrease of $12 million, or 5%, from the second quarter of 2003, reflecting lower out-of-pocket expense reimbursements, lower consulting revenue primarily in the retirement business, and lower client volumes. HR&IS fee revenue was unchanged from the first quarter of 2004 as higher out-of-pocket expense reimbursements were offset by lower consulting revenue in the retirement business and lower client volumes.

Institutional trust and custody revenue

Institutional trust and custody fees are dependent on a number of factors, including the level of assets administered and under custody, the volume of transactions in the accounts, and the types and frequency of ancillary services provided, such as performance analytics. Institutional trust and custody revenue increased $17 million, or 15%, in the second quarter of 2004 compared with the second quarter of 2003 and was unchanged compared to the first quarter of 2004. The increase primarily resulted from net new business and improved market conditions.

As shown in the following table, assets under administration or custody totaled $2.968 trillion at June 30, 2004, an increase of $458 billion, or 18%, compared with $2.510 trillion at June 30, 2003 and an increase of $24 billion, or less than 1% (unannualized), compared with $2.944 trillion at March 31, 2004. The increases compared with the prior periods resulted from net new business, market appreciation and the effect of foreign exchange rates.

Mellon Reports Earnings

July 20, 2004

Market value of assets under administration or custody at period-end
(in billions)	June 30, 2004	March 31, 2004	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003
Market value of assets under administration or custody (a)	$2,968	$2,944	$2,845	$2,611	$2,510

S&P 500 Index - period-end	1141	1126	1112	996	975
(a)	Includes assets under administration or custody by CIBC Mellon Global Securities Services, a joint venture between the Corporation and the Canadian Imperial Bank of Commerce, of $428 billion, $442 billion, $439 billion, $390 billion and $382 billion, respectively, and, by ABN AMRO Mellon Global Securities Services B.V., a joint venture between the Corporation and ABN AMRO, of $320 billion, $312 billion, $299 billion, $272 billion and $262 billion, respectively.

Securities lending revenue

Securities lending revenue totaled $24 million in the second quarter of 2004 compared with $22 million in the second quarter of 2003 and $18 million in the first quarter of 2004. The increase compared with the second quarter of 2003 primarily resulted from higher domestic volumes partially offset by narrower domestic and international margins in the historically low interest rate environment. The increase compared with the first quarter of 2004 primarily resulted from higher seasonal international volumes and margins, which more than offset narrower domestic margins. The average level of securities on loan totaled $90 billion in the second quarter of 2004 compared with $67 billion in the second quarter of 2003 and $83 billion in the first quarter of 2004.

Cash management revenue

Cash management fee revenue of $79 million in the second quarter of 2004 increased $8 million compared with the second quarter of 2003 and increased $1 million compared with the first quarter of 2004. The increase compared with the second quarter of 2003 resulted from a change in the manner in which the Corporation was paid for certain cash management and merchant card services by the Department of the Treasury, a major cash management customer, beginning in mid-July 2003. This revenue, which totaled $11 million in the second quarter of 2004, previously would have been recorded as net interest revenue, because it was paid via compensating balance earnings. The decrease in cash management fee revenue, excluding the impact of this classification change, compared to the second quarter of 2003 was primarily due to lower processing revenues.

Foreign exchange revenue

Foreign exchange revenue totaled $50 million in the second quarter of 2004, a $22 million, or 82%, increase compared with the second quarter of 2003 and a $7 million, or 12% (unannualized), decrease compared with the first quarter of 2004. The increase compared with the prior year period resulted in part from costs in the second quarter of 2003 associated with hedging specific customer-driven options contracts during a period of market volatility. The increase over the prior year period also related to higher client trading volumes in the second quarter of 2004. The decrease compared with the first quarter of 2004 primarily resulted from slightly lower client volumes and lower volatility in key currencies.

Financing-related revenue

Financing-related revenue primarily includes loan commitment fees; letters of credit and acceptance fees; gains or losses on securitizations, loan sales and lease residuals; and returns from corporate-owned life insurance. Financing-related revenue totaled $30 million in the second quarter of 2004, a decrease of $8 million compared with the second quarter of 2003 and a decrease of $5 million compared with the first quarter of 2004, primarily reflecting lower death benefits and yields on corporate-owned life insurance.

Mellon Reports Earnings

July 20, 2004

Equity investment revenue

Equity investment revenue, which includes realized and unrealized gains and losses on venture capital and non-venture capital investments, totaled $9 million in the second quarter of 2004 compared with a loss of $18 million in the second quarter 2003 and revenue of $98 million in the first quarter of 2004. The first quarter of 2004 included the $93 million gain on the sale of a portion of the Shinsei Bank non-venture capital indirect investment. The Corporation’s remaining book value of this investment is $49 million. Excluding the Shinsei gain, equity investment revenue totaled $5 million in the first quarter of 2004. Net gains from venture capital activities totaled $8 million in the second quarter of 2004, a net loss of $13 million in the second quarter of 2003 and a net gain of $1 million in the first quarter of 2004.

Other revenue

Other revenue totaled $19 million in the second quarter of 2004, compared with $13 million in the second quarter of 2003 and $14 million in the first quarter of 2004. The increase compared with the prior year period primarily resulted from higher merchant card revenue, as the revenue earned from the Department of the Treasury was recorded as net interest revenue prior to mid-July 2003. The increase compared with the first quarter of 2004 resulted from several factors, including higher gains on the sale of assets and higher merchant card revenue.

Year-to-date 2004 compared with year-to-date 2003

Fee revenue for the first six months of 2004 totaled $2.033 billion, an increase of $346 million, or 20%, from $1.687 billion in the first six months of 2003. Excluding the $93 million gain from the sale of the indirect investment in Shinsei Bank, fee revenue increased 15% compared with the first six months of 2003, primarily due to increases in trust and investment fee revenue, equity investment revenue, foreign exchange revenue and the favorable translation impact of the weaker U.S. dollar on non-U.S. revenues. The effect of foreign exchange rates accounted for $21 million of the increase in fee revenue in the first six months of 2004, compared with the first six months of 2003, and is primarily reflected in trust and investment fee revenue. Trust and investment fee revenue increased $165 million, or 12%, primarily due to improved equity markets, higher performance fees and higher institutional trust and custody revenue.

Gains on sales of securities

The gains on the sales of securities of $8 million in the second quarter of 2004 primarily resulted from the sale of $106 million of preferred stock received as consideration for the disposition of commercial loans and commitments in late 2001.

Gross joint venture fee revenue (supplemental information)

The Corporation accounts for its interests in joint ventures under the equity method of accounting, with its share of the equity income from all joint ventures of $10 million, $10 million and $9 million, in the second quarter of 2004, second quarter of 2003 and first quarter of 2004, respectively, recorded primarily as trust and investment fee revenue. The Corporation’s portions of gross joint venture fee revenue and expenses are not included in the Corporation’s reported fee revenue and operating expense. The following table presents, for informational purposes, the components of gross joint venture fee revenue and the trend of revenue growth for the Corporation’s 50% owned joint ventures that are part of the Asset Servicing sector.

Mellon Reports Earnings

July 20, 2004

Gross joint venture fee revenue (a)	Quarter ended			Six months ended
(in millions, preliminary)	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Trust and investment	$83	$76	$77	$159	$142
Foreign exchange	9	12	8	21	13
Total gross joint venture fee revenue	$92	$88	$85	$180	$155
(a)	The 50% owned joint ventures are ABN AMRO Mellon Global Securities Services B.V., CIBC Mellon Global Securities Services Company, CIBC Mellon Trust Company and Russell/Mellon Analytical Services, which are part of the Asset Servicing sector.

Net Interest Revenue

	Quarter ended				Six months ended
(dollar amounts in millions)	June 30, 2004	March 31, 2004	June 30, 2003		June 30, 2004	June 30, 2003
Net interest revenue (FTE)	$123	$118	$167		$241	$325
Net interest margin (FTE)	2.24%	2.17%	2.97	%(a)	2.20%	2.86	%(a)

Average money market investments	$2,703	$2,986	$2,765		$2,844	$2,943
Average trading account securities	268	356	761		312	787
Average securities	11,647	11,013	11,655		11,330	11,697
Average loans	7,491	7,489	7,915		7,490	8,063

Average interest-earning assets	$22,109	$21,844	$23,096		$21,976	$23,490
(a)	Calculated on a continuing operations basis even though the prior-period balance sheet is not restated for discontinued operations in accordance with generally accepted accounting principles.

Note:   FTE denotes presentation on a fully taxable equivalent basis.

Net interest revenue on a fully taxable equivalent basis decreased $44 million in the second quarter of 2004 compared with the second quarter of 2003 and increased $5 million compared with the first quarter of 2004. The decrease compared with the second quarter of 2003 resulted in part from the mid-July 2003 change in the manner in which the Department of the Treasury is paying for certain cash management and merchant card services, as well as the continued reduction in loans. The revenue from the Department of the Treasury, which totaled $17 million in the second quarter of 2004, was recorded as cash management fee revenue ($11 million) and other revenue ($6 million). Excluding the revenue earned from the Department of the Treasury, net interest revenue would have been $144 million for the quarter ended June 30, 2003. The increase compared with the first quarter of 2004 included recognition of $3 million of interest previously applied to principal, upon repayment of a loan to a California-based electric and natural gas utility company that had been on nonperforming status as discussed on page 16, as well as a higher level of average securities.

Net interest revenue on a fully taxable equivalent basis decreased $84 million in the first six months of 2004 compared with the prior year period, primarily due to the same factors that resulted in the decrease in the second quarter of 2004 compared with the second quarter of 2003, as well as a lower level of higher coupon mortgage-backed securities.

Mellon Reports Earnings

July 20, 2004

Operating Expense

	Quarter ended			Six months ended
(dollar amounts in millions)	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Staff expense:
Compensation	$319	$316	$323	$635	$649
Incentive (a)	94	105	76	199	140
Employee benefits	68	74	58	142	117
Total staff expense	$481	$495	$457	$976	$906
Professional, legal and other purchased services	110	104	108	214	200
Net occupancy expense	93	68	65	161	129
Equipment expense	53	54	50	107	104
Business development	26	25	25	51	50
Communications expense	27	28	29	55	56
Amortization of other intangible assets	4	5	4	9	9
Other expense	34	52	40	86	78
Total operating expense	$828	$831	$778	$1,659	$1,532
Employees at period-end	20,300	20,500	21,700	20,300	21,700
(a)	Effective Jan. 1, 2003, the Corporation began recording an expense for the estimated fair value of stock options using the prospective method under transitional guidance provided in the Statement of Financial Accounting Standards (SFAS) No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” Stock option expense totaled approximately $4 million in both the second quarter of 2004 and first quarter of 2004, and less than $1 million in both the second quarter of 2003 and first six months of 2003.

Second quarter 2004 compared with second quarter 2003

Summary - Operating expense increased $50 million, or 6%, compared with the second quarter of 2003. The second quarter of 2004 includes a $24 million charge related to vacating 10 leased locations in London and moving into the Corporation’s new European Headquarters. Nearly all of the charge was recorded as occupancy expense in the table above. Excluding this charge, operating expense increased 3%. The effect of foreign exchange rates also accounted for $8 million of the increase in total operating expense, including $4 million in staff expense.

Staff expense - Staff expense in the second quarter of 2004 totaled $481 million, an increase of $24 million, or 5%, compared with the second quarter of 2003, due to higher incentive expense primarily resulting from fee-based business growth and a $4 million increase in stock option expense, and higher employee benefits expense due to pensions. These increases were partially offset by lower compensation expense despite the negative impact of the weaker dollar. Employee benefits expense included $3 million of pension expense in the second quarter of 2004 compared with a $7 million pension credit in the second quarter of 2003. Severance expense, included in compensation expense, totaled $1 million in the second quarter of 2004 compared with $7 million in the second quarter of 2003.

Other expenses - Other expenses in the second quarter of 2004 totaled $347 million, a $26 million, or 8%, increase compared with the second quarter of 2003 reflecting the $24 million space consolidation charge in London. Excluding this charge, other expenses were virtually unchanged, as increases in support of business growth were partially offset by lower client reimbursable out-of-pocket expenses which totaled $25 million in the second quarter of 2004 compared with $31 million in the second quarter of 2003, and lower operational error charges recorded in other expense.

Mellon Reports Earnings

July 20, 2004

Second quarter 2004 compared with first quarter 2004

Operating expense decreased $3 million in the second quarter of 2004 compared with the first quarter of 2004, reflecting a $14 million, or 2% (unannualized), decrease in staff expense partially offset by higher client reimbursable out-of-pocket expenses which totaled $25 million in the second quarter of 2004 compared with $21 million in the first quarter of 2004. In addition, the second quarter of 2004 included the $24 million London space consolidation charge discussed previously, while the first quarter of 2004 included a charge of $19 million, included in other expense in the table above, associated with the writedown of small non-strategic businesses that the Corporation intends to exit. The decrease in staff expense primarily resulted from lower incentive expense resulting primarily from a lower level of performance fees, and lower employee benefits expense reflecting lower payroll taxes. Severance expense totaled $1 million in the second quarter of 2004 compared with $1 million in the first quarter of 2004.

Year-to-date 2004 compared with year-to-date 2003

Operating expense totaled $1.659 billion in the first six months of 2004, an increase of 8% compared with the prior-year period and included the $24 million and $19 million charges discussed above. Excluding these charges, operating expense increased $84 million, or 5%, primarily due to higher incentive and employee benefits expense. The effect of foreign exchange rates also accounted for $20 million of the increase in total operating expense, including $10 million in staff expense.

Income Taxes

The Corporation’s effective tax rate on income from continuing operations was approximately 32.5% for the second quarter of 2004, compared with approximately 31.5% for the second quarter of 2003.

Business Sectors

Refer to the Corporation’s 2003 Financial Annual Report for a discussion of the lines of business that have been aggregated into the six core business sectors and the Other Activity sector. Effective January 2004, the Corporation reclassified the results of the small non-strategic businesses that the Corporation intends to exit to the Other Activity sector. In the first quarter of 2004, the Corporation revised prospectively its capital allocations to the core business sectors to better reflect the economic capital required by these businesses. The increase in allocated capital was approximately $100 million. The Corporation also revised prospectively expense allocations to the core business sectors to better reflect how these businesses are managed. The impact on any single sector was not material and in the aggregate was unchanged.

Mellon Reports Earnings

July 20, 2004

Business Sectors - Quarterly data (dollar amounts in millions, presented on an FTE basis)

Sector	Total Revenue			Income Before Taxes			Pre-tax Operating Margin
	2Q04	1Q04	2Q03	2Q04	1Q04	2Q03	2Q04	1Q04	2Q03
Asset Management:
Institutional Asset Management	$185	$211	$142	$50	$67	$27	27%	31%	19%
Mutual Funds	121	120	121	44	43	42	36	36	35
Private Wealth Management	135	134	132	56	57	59	41	43	45

Total Asset Management Group	441	465	395	150	167	128	34	36	32

Corporate & Institutional Services:
Asset Servicing	200	196	171	57	51	43	29	26	25
Human Resources & Investor Solutions	245	246	251	15	16	(3)	6	7	(1)
Treasury Services	173	175	198	71	71	94	41	41	47

Total Corporate & Institutional Services Group	618	617	620	143	138	134	23	22	22

Total Core Business Sectors	$1,059	$1,082	$1,015	$293	$305	$262	28%	28%	26%
Other Activity	44	119	34	(18)	72	6	N/M	N/M	N/M
Consolidated Results	$1,103	$1,201	$1,049	$275	$377	$268	25%	31%	25%
N/M	— Not meaningful for this disclosure.

Business Sectors - Year-to-date data (dollar amounts in millions, presented on an FTE basis)

Sector	Total Revenue		Income Before Taxes		Pre-tax Operating Margin
	YTD04	YTD03	YTD04	YTD03	YTD04	YTD03
Asset Management:
Institutional Asset Management	$396	$264	$117	$35	29%	13%
Mutual Funds	241	243	87	87	36	36
Private Wealth Management	269	263	113	122	42	46

Total Asset Management Group	906	770	317	244	35	32

Corporate & Institutional Services:
Asset Servicing	396	340	108	84	27	25
Human Resources & Investor Solutions	491	495	31	(2)	6	—
Treasury Services	348	396	142	182	41	46

Total Corporate & Institutional Services Group	1,235	1,231	281	264	23	21

Total Core Business Sectors	$2,141	$2,001	$598	$508	28%	25%
Other Activity	163	64	54	18	N/M	N/M
Consolidated Results	$2,304	$2,065	$652	$526	28%	25%
N/M	— Not meaningful for this disclosure.

Mellon Reports Earnings

July 20, 2004

Asset Management Group

The Corporation’s Asset Management Group consists of those lines of business which offer investment management and wealth management services to large corporations, institutional customers and high net worth individuals.

Income before taxes for the Asset Management Group for the second quarter of 2004 compared with the second quarter of 2003 increased 17%, as a 12% increase in revenue more than offset a 9% increase in expenses. The increase in revenue primarily resulted from higher revenue in the Institutional Asset Management sector, primarily due to the impact of improved equity markets, net new business, a $9 million increase in performance fees and the effect of foreign exchange rates. Equity market levels, as represented by the S&P 500 Index, increased 17% on a period-end basis and 20% on an average basis compared with the quarter ended June 30, 2003. The increase in expenses primarily resulted from higher incentive expense and the effect of foreign exchange rates.

Results for the Asset Management Group for the second quarter of 2004 compared with the first quarter of 2004 reflect a 10% decrease (unannualized) in income before taxes, as revenue decreased 5% (unannualized) while expenses decreased 3% (unannualized). The decrease in revenue was due primarily to a $22 million seasonal decrease in performance fees and lower trading gains, partially offset by improved investment management revenue from net new business in the Institutional Asset Management sector. Equity market levels, as represented by the S&P 500 Index, increased 1% (unannualized) on a period-end basis and decreased 1% (unannualized) on an average basis compared with the quarter ended March 31, 2004. The Group’s expense decrease primarily resulted from lower incentive expense in the Institutional Asset Management sector primarily related to seasonal performance fees.

Corporate & Institutional Services Group

The Corporation’s Corporate & Institutional Services Group consists of those lines of business which offer trust and custody and related services, as well as services for investment managers; human resources consulting, outsourcing and investor services; and treasury-related services to large corporations, institutions and government and other not-for-profit entities.

Results for the Corporate & Institutional Services Group for the second quarter of 2004 compared with the second quarter of 2003 reflect a 7% increase in income before taxes, as a 2% decrease in expenses more than offset the impact of a less than 1% decrease in revenue. Higher revenue in the Asset Servicing sector was more than offset by lower revenue in the Treasury Services and HR&IS sectors. The increased revenue in the Asset Servicing sector was primarily due to foreign exchange revenue and higher institutional trust and custody revenue from net new business and improved market conditions. Revenue decreased 12% in the Treasury Services sector primarily due to lower net interest revenue from a lower level of average loans. HR&IS revenue decreased 2%, primarily from lower out-of-pocket expense reimbursements, lower consulting revenue primarily in the retirement business, and lower client volumes. Operating expenses for the Group as a whole were down compared with the second quarter of 2003, primarily due to a 9% decrease in expenses in the HR&IS sector, partially offset by higher expenses in the Asset Servicing sector. The lower expenses in the HR&IS sector resulted from the favorable impact of expense initiatives started in the third quarter of 2003. The higher expenses in the Asset Servicing sector were in support of new business growth and development around enhancements to existing products.

Mellon Reports Earnings

July 20, 2004

Results for the Corporate & Institutional Services Group compared with the first quarter of 2004 reflect a 3% increase (unannualized) in income before taxes, due to revenue growth in the Asset Servicing sector. Revenue for the Group increased $1 million, or less than 1% (unannualized), compared with the first quarter of 2004. The higher revenue in the Asset Servicing sector primarily resulted from higher securities lending revenue and net interest revenue. The Group’s expenses decreased 1% (unannualized) compared with the first quarter of 2004 primarily due to lower expenses in the Asset Servicing sector.

Other Activity

Other Activity includes business exits and other activity not fully allocated for management reporting purposes to the core business sectors as more fully described in the Corporation’s 2003 Financial Annual Report.

Included in Other Activity in the second quarter of 2004 is the $24 million London space consolidation charge, as well as the $8 million gain from the sale of securities and net gains of $8 million from venture capital activities. In the first quarter of 2004, Other Activity included the $93 million gain from the sale of approximately 35% of the Corporation’s indirect investment in Shinsei Bank, the $19 million charge associated with the writedown of small non-strategic businesses that the Corporation intends to exit and a $7 million negative provision for credit losses. Included in Other Activity in the second quarter of 2003 is $21 million of gains from the sale of mortgage-backed securities and the net loss from venture capital activities of $13 million.

Nonperforming Assets

(dollar amounts in millions)	June 30, 2004		March 31, 2004	Dec. 31, 2003	June 30, 2003
Nonperforming loans:
Commercial and financial	$12		$48	$49	$57
Personal	2		2	2	3
Commercial real estate	—		1	—	—
Total nonperforming loans	14		51	51	60
Total acquired property	1		—	1	1
Total nonperforming assets	$15		$51	$52	$61

Nonperforming loans as a percentage of total loans	.20%		.68%	.69%	.77%
Nonperforming assets as a percentage of Tier I capital plus the reserve for loan losses	.55	%(a)	1.99%	2.09%	2.51%
(a)	Preliminary.

Total nonperforming assets totaled $15 million, a $36 million decrease from March 31, 2004, primarily due to a California-based electric and natural gas utility company that emerged from Chapter 11 bankruptcy protection in April 2004 and fully repaid all borrowings. The $14 million balance of total nonperforming loans at June 30, 2004 was comprised of $7 million to a cable television operator and $7 million of various smaller loans.

Mellon Reports Earnings

July 20, 2004

Provision and Reserve for Credit Exposure

	Quarter ended			Six months ended
(dollar amounts in millions)	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Reserve for loan losses:
Balance at beginning of period	$94	$103	$114	$103	$127
Net credit losses (a)	—	—	(2)	—	(4)
Net change in reserves from transfers and other activity	(2)	—	—	(2)	—
Provision for loan losses	4	(9)	1	(5)	(10)
Balance at end of period	$96	$94	$113	$96	$113
Reserve for unfunded commitments:
Balance at beginning of period	$77	$75	$64	$75	$52
Loss on sale of commitments	—	—	—	—	(3)
Net change in reserves from transfers and other activity	—	—	—	—	—
Provision for unfunded commitments	(4)	2	2	(2)	17
Balance at end of period	$73	$77	$66	$73	$66
Total reserve for credit exposure	$169	$171	$179	$169	$179
Reserve for loan losses:
As a percentage of total loans (b)	1.39%	1.27%	1.46%
As a percentage of nonperforming loans (b)	685%	186%	189%
Annualized net credit losses to average loans	—%	—%	.11%	—%	.10%
(a)	Includes credit losses resulting from loan sales. Substantially all of the net credit losses/recoveries relate to commercial and financial loans.
(b)	At period-end.

There was no net provision for credit losses in the second quarter of 2004, compared with a positive provision of $3 million in the second quarter of 2003 and a negative provision of $7 million in the first quarter of 2004.

Mellon Reports Earnings

July 20, 2004

Selected Capital Data

(dollar amounts in millions, except per share amounts; common shares in thousands)	June 30, 2004		March 31, 2004	Dec. 31, 2003	June 30, 2003
Total shareholders’ equity	$3,749		$3,866	$3,702	$3,624
Total shareholders’ equity to assets ratio	10.68%		11.41%	10.89%	9.31%

Tangible shareholders’ equity	$1,949		$2,073	$1,913	$1,908
Tangible shareholders’ equity to assets ratio (a)	5.86%		6.46%	5.94%	5.13%

Tier I capital ratio (b)	9.3	% (c)	8.69%	8.55%	7.87%
Total (Tier I plus Tier II) capital ratio (b)	14.5	% (c)	13.65%	13.46%	12.42%
Leverage capital ratio (b)	8.2	% (c)	8.06%	7.92%	7.24%

Book value per common share	$8.84		$9.11	$8.67	$8.42
Tangible book value per common share	$4.60		$4.88	$4.48	$4.43

Closing common stock price per share	$29.33		$31.29	$32.11	$27.75
Market capitalization	$12,436		$13,282	$13,712	$11,950
Common shares outstanding	424,003		424,491	427,032	430,616
(a)	Shareholders’ equity plus minority interest and less goodwill and intangible assets divided by total assets less goodwill and intangible assets. Minority interest totaled $10 million, $12 million, $13 million and $13 million, respectively. The amount of goodwill and intangible assets subtracted from shareholders’ equity and total assets is net of the tax benefit. Tax benefits related to tax deductible goodwill and intangible assets totaled $494 million, $493 million, $492 million and $451 million, respectively.
(b)	Includes discontinued operations.
(c)	Preliminary.

The Corporation’s lower shareholders’ and tangible shareholders’ equity to assets capital ratios at June 30, 2004 compared with March 31, 2004 reflect accumulated unrealized losses, primarily in the securities available for sale portfolio, and the impact of a larger period-end balance sheet, partially offset by earnings retention. The accumulated unrealized loss, net of tax, in the securities available for sale portfolio totaled $108 million at June 30, 2004 compared with an unrealized net gain of $73 million at March 31, 2004, which reduced the tangible shareholders’ equity to assets ratio by approximately 50 basis points. The Corporation’s period-end balance sheet was $1.7 billion higher than the average balance sheet during the second quarter of 2004, due to a quarter-end liquidity surge. The tangible shareholders’ equity to assets ratio, computed by using average tangible assets for the quarter, was 6.22% at June 30, 2004.

The higher risk-based capital ratios, which exclude the accumulated unrealized losses on securities available for sale, improved due to a lower level of risk-adjusted assets, and earnings retention. The Tier I and Total capital ratios reflect the impact of the guarantee provided to the ABN AMRO Mellon custody joint venture for securities lending activity, which at June 30, 2004 resulted in lower Tier I and Total capital ratios of approximately 110 basis points and 170 basis points, respectively.

During the second quarter of 2004, 1.5 million shares of common stock were repurchased at a purchase price of $44 million for an average share price of $29.54, which more than offset reissuances of 1.1 million common shares, primarily for employee benefit plan purposes. Share repurchases in the first six months of 2004 totaled 6.1 million common shares at a purchase price of $193 million for an average share price of $31.86, which more than offset reissuances of 3.2 million common shares, primarily for employee benefit plan purposes. At June 30, 2004, an additional 11.8 million common shares were available for repurchase under a repurchase program authorized by the Board of Directors in October 2002.

Mellon Reports Earnings

July 20, 2004

CONDENSED CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation

	Quarter ended			Six months ended
(in millions, except per share amounts)	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Noninterest revenue
Trust and investment fee revenue	$775	$789	$717	$1,564	$1,399
Cash management revenue	79	78	71	157	143
Foreign exchange revenue	50	57	28	107	66
Financing-related revenue	30	35	38	65	70
Equity investment revenue	9	98	(18)	107	(15)
Other revenue	19	14	13	33	24

Total fee and other revenue	962	1,071	849	2,033	1,687
Gains on sales of securities	8	—	21	8	32

Total noninterest revenue	970	1,071	870	2,041	1,719
Net interest revenue
Interest revenue	199	194	256	393	503
Interest expense	80	80	93	160	186

Net interest revenue	119	114	163	233	317
Provision for credit losses	—	(7)	3	(7)	7

Net interest revenue after provision for credit losses	119	121	160	240	310
Operating expense
Staff expense	481	495	457	976	906
Professional, legal and other purchased services	110	104	108	214	200
Net occupancy expense	93	68	65	161	129
Equipment expense	53	54	50	107	104
Business development	26	25	25	51	50
Communications expense	27	28	29	55	56
Amortization of intangible assets	4	5	4	9	9
Other expense	34	52	40	86	78

Total operating expense	828	831	778	1,659	1,532

Income
Income from continuing operations before income taxes and cumulative effect of accounting change	261	361	252	622	497
Provision for income taxes	85	117	79	202	158

Income from continuing operations before cumulative effect of accounting change	176	244	173	420	339
Cumulative effect of accounting change, net of tax	—	—	—	—	(7)

Income from continuing operations	176	244	173	420	332
Discontinued operations:
Income from operations after-tax	—	—	—	—	1
Net gain on disposals after-tax	—	1	2	1	3

Income from discontinued operations (net of applicable tax expense of $-, $1, $1, $1 and $2)	—	1	2	1	4

Net income	$176	$245	$175	$421	$336

Earnings per share
Basic:
Income from continuing operations before cumulative effect of accounting change	$.42	$.58	$.40	$1.00	$.79
Cumulative effect of accounting change	—	—	—	—	(.02)

Continuing operations	$.42	$.58	$.40	$1.00	$.77
Net income	$.42	$.58	$.41	$1.00	$.78

Diluted:
Income from continuing operations before cumulative effect of accounting change	$.42	$.57	$.40	$.99	$.78
Cumulative effect of accounting change	—	—	—	—	(.01)

Continuing operations	$.42	$.57	$.40	$.99	$.77
Net income	$.42	$.57	$.41	$.99	$.78

Mellon Reports Earnings

July 20, 2004

CONDENSED CONSOLIDATED BALANCE SHEET

Mellon Financial Corporation

(dollar amounts in millions)	June 30, 2004	Dec. 31, 2003	June 30, 2003

Assets
Cash and due from banks	$3,172	$2,602	$3,026
Money market investments	4,725	3,694	5,739
Trading account securities	219	266	707
Securities available for sale	11,331	10,690	12,538
Investment securities (approximate fair value of $251, $308, and $431)	244	297	415
Loans	6,963	7,467	7,692
Reserve for loan losses	(96)	(103)	(113)

Net loans	6,867	7,364	7,579
Premises and equipment	678	668	696
Goodwill	2,200	2,194	2,074
Other intangibles	104	100	106
Assets of discontinued operations	—	187	—
Other assets	5,554	5,921	6,064

Total assets	$35,094	$33,983	$38,944

Liabilities
Deposits	$22,502	$20,843	$24,495
Short-term borrowings	1,086	1,084	1,823
Other liabilities	2,494	2,936	3,624
Notes and debentures (with original maturities over one year)	4,221	4,209	4,320
Junior subordinated debentures	1,042	1,057	—
Trust-preferred securities	—	—	1,058
Liabilities of discontinued operations	—	152	—

Total liabilities	31,345	30,281	35,320

Shareholders’ equity
Common stock - $.50 par value Authorized - 800,000,000 shares, Issued – 588,661,920 shares	294	294	294
Additional paid-in capital	1,917	1,901	1,890
Retained earnings	6,179	5,934	5,705
Accumulated unrealized gain (loss), net of tax	(90)	26	80
Treasury stock of 164,658,700; 161,629,563 and 158,046,228 shares at cost	(4,551)	(4,453)	(4,345)

Total shareholders’ equity	3,749	3,702	3,624

Total liabilities and shareholders’ equity	$35,094	$33,983	$38,944